Exhibit 99.1

November 14, 2024

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	SFIDA X, Inc. Registration Statement on Form F-1 (Registration No. 333-284025) Representation Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

The undersigned, SFIDA X, Inc., a foreign private issuer organized under the laws of Japan (the “Company”), has filed its Registration Statement on Form F-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to a proposed initial public offering of the Company’s common shares represented by American Depositary Shares in the United States. The Company hereby respectfully makes the representations to the Commission required by Instruction 2 to Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering (“IPO”), a company may comply with only the 15-month requirement in Item 8.A.4 of Form 20-F if the company is able to make the representations specified by Instruction 2 to Item 8.A.4 of Form 20-F.

The Registration Statement at the time of initial public filing and at effectiveness will contain audited financial statements for the two years ended September 30, 2024 and 2023 prepared and presented in conformity with accounting principles generally accepted in the United States of America, and unaudited financial statements for the six months ended March 31, 2025 and 2024.

In filing the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

We hereby represent to the Commission that:

1.	The Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this document is filed.

2.	Compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company.

3.	The Company does not anticipate that its audited financial statements for the year ended September 30, 2025 will be available until January 2026.

4.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

SFIDA X, INC.

By:	/s/ Etsuro Sumita
Name:	Etsuro Sumita
Title:	Chief Executive Officer